Exhibit 99.1

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ITRONICS REPORTS 82% INCREASE IN GOLD’n GRO FERTILIZER DIVISION THIRD QUARTER 2007 SALES; 37% INCREASE FOR FIRST NINE MONTHS

RENO, Nevada, October 4, 2006 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that third quarter 2007 GOLD'n GRO fertilizer division sales by its subsidiary, Itronics Metallurgical, Inc., were $535,000 compared to $295,000 in the comparable quarter last year, an increase of 82 percent. Third quarter GOLD'n GRO liquid fertilizer sales were $242,000, up 66 percent. Third quarter silver sales were $87,000, down 31 percent. Third quarter Photo Services sales were $206,000, up 799 percent.

For the first nine months of 2007, GOLD'n GRO fertilizer division sales were $1.914 million compared to $1.393 million in the comparable period last year, an increase of 37 percent. GOLD'n GRO liquid fertilizer sales were $1.411 million, up 35 percent during this period. Silver sales were $208,000, down 27 percent, and Photo Services sales were $294,000, up 385 percent. Itronics expects to report full financial results for the third quarter on November 14 when it files its Third Quarter Form 10-QSB.

"Third quarter GOLD’n GRO liquid fertilizer sales increased due to an expanded customer base," said Dr. John Whitney, Itronics President. "Sales of silver were down due to external electrical supply problems that were previously announced and which are being addressed and Photo Services sales were up due to a combination of selling a photochemical silver concentrator and photochemical silver concentrator replacement parts and a 312 percent increase in silver-bearing photochemical gallons received."

"The third quarter and first nine month sales increases demonstrate that Itronics eight part long term growth plan, announced in June 2005, continues to be successfully implemented," Dr. Whitney said.

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant located in the United States which can convert used photoliquids into pure silver and liquid fertilizers. At the Company’s Reno, Nevada factory more than 99 percent of the silver and virtually all the other toxic heavy metals are extracted from used photoliquids. The purified liquids are converted into environmentally beneficial, chelated, micronutrient and multinutrient liquid fertilizers sold under the GOLD'n GRO trademark. The silver is refined and sold as bullion and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid

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10-4-07 Itronics Inc Press Release, "Itronics Reports 82% Increase Third Quarter Sales…"

fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com .

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides environmentally compatible mining technology development, project planning, and technical services to the gold mining industry and operates the popular InsideMetals.com web site, http://www.insidemetals.com. which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally compatible recycling and fertilizer technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)